Exhibit 99.1

COMPANY CONTACTS
Russell Skibsted	Paul Arndt
Chief Business Officer	Senior Manager, Investor Relations
949-788-6700x234	949-788-6700x216
SPECTRUM PHARMACEUTICALS ANNOUNCES FIRST QUARTER 2009 CORPORATE
UPDATE AND PIPELINE REVIEW
•	Profitable First Quarter

•	Approximately $64M in Cash & Equivalents as of March 31, 2009

•	Approximately $14.1M in Revenue

•	July 2, 2009 PDUFA Action Date for ZEVALIN® in First Line non-Hodgkin’s Lymphoma

•	October 8, 2009 PDUFA Action Date for FUSILEV™ in Advanced Metastatic Colorectal Cancer
IRVINE, California – May 18, 2009 – Spectrum Pharmaceuticals, Inc. (NasdaqGM: SPPI), a commercial-stage biotechnology company with a focus in oncology, today reported financial results for the first quarter ended March 31, 2009.
“I am pleased to announce that 2009 is a transformative year for Spectrum, as we have fully transitioned into a diversified, commercial stage biotechnology company with two proprietary, oncology drugs on the market,” said Rajesh C. Shrotriya, MD., Chairman, Chief Executive Officer, and President of Spectrum Pharmaceuticals. “We are in a stronger position than ever before to bring novel drugs to cancer patients and value to our shareholders. In addition to the two marketed proprietary cancer drugs, we have a lead pipeline product in phase 3 registration trials for bladder cancer and a strong cash position that enables us to execute on our strategy. We continue to differentiate ourselves from our peers in these financially challenging times.”
First Quarter Results
Consolidated revenue of approximately $14.1 million was comprised of approximately $9.4 million in FUSILEV net sales, approximately $2.6 million in ZEVALIN net sales, and approximately $2.1 million attributable to the amortization of the $41.5 million up-front payment received from Allergan in October 2008. This compares to no revenue in the same period of 2008. The Company recorded net income of approximately $624 thousand, or $0.02 per share, compared to an approximately $8.7 million, or ($0.28) loss, in the first quarter of 2008. Research and development expenses were approximately $5.7 million, as compared to approximately $6.4 million in the same period of 2008, an approximate $0.7 million, or approximately 11% decrease, mainly due to the sharing in the costs associated with the development of apaziquone by our development partner, Allergan, Inc. Selling, general and administrative expenses were approximately $6.4 million, an approximate $3.8 million increase, compared to the $2.6 million in the same period in 2008, attributable to the commercialization of ZEVALIN and FUSILEV.
“Following our recent acquisition of full commercial rights to ZEVALIN, our goal is to stabilize ZEVALIN sales by year-end. We are pleased with respect to the strategies and tactics we have been able to implement over the last six weeks in the marketplace. We are confident that we will be able to take advantage of the commercial opportunity that resides with ZEVALIN,” continued Dr. Shrotriya.
As of March 31, 2009, the Company had cash, cash equivalents, and marketable securities on hand of approximately $64 million, compared to approximately $48.6 million as of March 31, 2008. During the first quarter ended March 31, 2009, net cash provided by operations was approximately $0.3 million, compared to net cash used in operations of approximately $7.1 million in the first quarter of 2008. This decrease is primarily attributable to revenues derived from sales of FUSILEV and contribution to research and development expenses by Allergan.
157 Technology Dr • Irvine, California 92618 • Tel: 949-788-6700 • Fax: 949-788-6706 • www.spectrumpharm.com • NASDAQ: SPPI

As of March 31, 2009, there were approximately 32.5 million shares issued and outstanding, compared to approximately 31.5 million shares issued and outstanding as of March 31, 2008.
Major Value Drivers in the Next 12-18 Months:
ZEVALIN
•	July 2009 PDUFA action date for 1st line consolidation therapy sBLA under review by FDA; and,

•	Establish reimbursement standards in concert with Centers for Medicare and Medicaid Services (CMS) by early 2010.
FUSILEV
•	October 2009 PDUFA action date for advanced metastatic colorectal cancer sNDA under review by FDA; and,

•	Expand the uptake of FUSILEV in community practices and institutions following colorectal cancer approval.

Apaziquone (EOquin®)
•	Complete enrollment in ongoing phase 3 registrational trials by year end;
•	Enrolled more than 1,000 patients at more than 120 sites to date,
•	Initiate trials in BCG-Failure bladder cancer by year end; and,

•	Sign an Asian partnership.
Conference Call
Monday, May 18, 2009 @ 1:00 p.m. Eastern/10:00 a.m. Pacific

Domestic: International:	800-901-5231 617-786-2961	passcode 41602023 passcode 41602023
Webcast and replays: www.spectrumpharm.com.
Audio replays will be available through May 25, 2009.

Domestic:	888-286-8010, passcode 53348047
International:	617-801-6888, passcode 53348047
About FUSILEV™ (levoleucovorin) for Injection
FUSILEV™, a novel folate analog, is available in 50-mg vials of freeze-dried powder. It is the pharmacologically active isomer of leucovorin. FUSILEV rescue is indicated after high-dose methotrexate therapy in osteosarcoma. FUSILEV is also indicated to diminish the toxicity and counteract the effects of impaired methotrexate elimination and of inadvertent overdosage of folic acid antagonists. FUSILEV (levoleucovorin or (6S)-leucovorin) is the only commercially available formulation comprised only of the pharmacologically active isomer of leucovorin.
Full prescribing information can be found at www.FUSILEV.com.
About ZEVALIN®
ZEVALIN® (Ibritumomab Tiuxetan) is a form of cancer therapy called radioimmunotherapy and is indicated as part of the ZEVALIN therapeutic regimen for treatment of relapsed or refractory, low-grade or follicular B-cell NHL, including patients with rituximab-refractory follicular NHL. ZEVALIN is also indicated, under accelerated approval, for the treatment of relapsed or refractory, rituximab-naïve, low-grade and follicular NHL. It was approved by the FDA in February of 2002 as the first radioimmunotherapeutic agent for the treatment of NHL.
For more information on ZEVALIN, patients and healthcare professionals can visit www.ZEVALIN.com.
157 Technology Dr • Irvine, California 92618 • Tel: 949-788-6700 • Fax: 949-788-6706 • www.spectrumpharm.com • NASDAQ: SPPI

About Spectrum Pharmaceuticals
We are a commercial-stage biotechnology company with a focus in oncology. Our strategy is comprised of acquiring and developing a broad and diverse pipeline of late-stage clinical and commercial products; establishing a commercial organization for our approved drugs; continuing to build a team with people who have demonstrated skills, passion, commitment and have a track record of success in our areas of focus; and, leveraging the expertise of partners around the world to assist us in the execution of our strategy. For more information, please visit our website at www.spectrumpharm.com.
Forward-looking statement – This press release may contain forward-looking statements regarding future events and the future performance of Spectrum Pharmaceuticals that involve risks and uncertainties that could cause actual results to differ materially. These statements include but are not limited to statements that relate to our business and its future, Spectrum’s ability to identify, acquire, develop and commercialize a broad and diverse pipeline of late-stage clinical and commercial products, establishing a commercial organization for our approved drugs, continuing to build our team, leveraging the expertise of partners around the world to assist us in the execution of our strategy, the safety and efficacy of FUSILEV and ZEVALIN, that we are in a stronger position than ever before to bring novel drugs to cancer patients and value to our shareholders, that we continue to differentiate ourselves from our peers in these financially challenging times, that we will stabilize ZEVALIN sales by year-end, that we are confident that we will be able to take advantage of the commercial opportunity that resides with ZEVALIN, the July approval decision for ZEVALIN by the FDA regarding its use in 1st line consolidation treatment for non-Hodgkin’s Lymphoma, establishing reimbursement standards in concert with Center for Medical Services (CMS) for ZEVALIN by the 2nd quarter 2009, an October approval decision for FUSILEV by the FDA regarding its use in advanced, metastatic colorectal cancer, the ability to maintain current usage patterns for FUSILEV in community practices and institutions, completing enrollment for apaziquone in the two ongoing registrational Phase 3 clinical trials for non-muscle-invasive bladder cancer, initiating trials for apaziquone in BCG-Failure bladder cancer, that we will sign an Asian partnership and any statements that relate to the intent, belief, plans or expectations of Spectrum or its management, or that are not a statement of historical fact. Risks that could cause actual results to differ include the possibility that our existing and new drug candidates, may not prove safe or effective, the possibility that our existing and new drug candidates may not receive approval from the FDA, and other regulatory agencies in a timely manner or at all, the possibility that our existing and new drug candidates, if approved, may not be more effective, safer or more cost efficient than competing drugs, the possibility that our efforts to acquire or in-license and develop additional drug candidates may fail, our lack of revenues, our limited marketing experience, our dependence on third parties for clinical trials, manufacturing, distribution and quality control and other risks that are described in further detail in the Company’s reports filed with the Securities and Exchange Commission. We do not plan to update any such forward-looking statements and expressly disclaim any duty to update the information contained in this press release except as required by law.
SPECTRUM PHARMACEUTICALS, INC. ™, TURNING INSIGHTS INTO HOPE™, FUSILEV™ and the Spectrum Pharmaceutical logos are trademarks owned by Spectrum Pharmaceuticals, Inc. ZEVALIN® is a registered trademark of RIT Oncology LLC, a subsidiary of Spectrum. EOquin® is a registered trademark of Allergan, Inc.
© 2009 Spectrum Pharmaceuticals, Inc. All Rights Reserved.
157 Technology Dr • Irvine, California 92618 • Tel: 949-788-6700 • Fax: 949-788-6706 • www.spectrumpharm.com • NASDAQ: SPPI

SPECTRUM PHARMACEUTICALS, INC. AND SUBSIDIARIES
(In thousands, except Share and per share data)
Summary Condensed Consolidated Statement of Operations (Unaudited)

	Quarter Ended March 31,
	2009	2008

Revenues	$14,163	$—

Operating expenses:
Cost of product sold	1,834	—
Research and development	5,654	6,382
Amortization of purchased intangibles	950	—
Selling, general and administrative	6,351	2,585

Total operating expenses	14,789	8,967

Loss from operations	(626)	(8,967)
Other income, net	104	301

Loss before minority interest in consolidated entities	(522)	(8,666)
Minority interest in net loss of consolidated subsidiary	1,146	—

Net income (loss)	$624	$(8,666)

Basic and diluted net loss per share	$0.02	$(0.28)

Diluted	$0.02	$(0.28)

Basic and diluted weighted average common shares outstanding	32,439,523	31,271,281

Diluted	32,644,425	31,271,281

Summary Condensed Consolidated Balance Sheets (Unaudited)

	March 31,	December 31,
	2009	2008

Cash, cash equivalents and marketable securities	$63,898	$78,086
Accounts Receivable, net	6,306	5,002
Inventory	1,894	1,841
Other current assets	736	693

Total current assets	72,834	85,622
Intangible Assets, net	36,092	37,042
Property and equipment, net and other assets	1,922	2,071

Total assets	$110,848	$124,735

Total liabilities	$70,312	$70,854
Commitments & Contingencies	—	—
Minority Interest	—	14,262
Stockholders’ equity	40,536	39,619

Total liabilities and stockholders’ equity	$110,848	$124,735

157 Technology Dr • Irvine, California 92618 • Tel: 949-788-6700 • Fax: 949-788-6706 • www.spectrumpharm.com • NASDAQ: SPPI